FOR IMMEDIATE RELEASE	Contact:	David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197

Lake City Bank Names Pruitt to Management Team

Warsaw, Indiana (May 12, 2008) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, announced today that Kristin Pruitt, 36, has joined the Company as Senior Vice President and General Counsel.

Michael L. Kubacki, Chairman, President and Chief Executive Officer commented, “We are excited to have a professional of Kristin’s caliber join the Lake City Bank team. She brings a great background in risk management, regulatory and compliance matters to the Bank and will provide us with valuable leadership in managing our business.”

Kubacki continued, “Kristin will join our management team and oversee a broad range of corporate risk management functions. As we have more than doubled the size of the Bank over the past seven years, it’s been critical that we attract strong leaders. With Kristin’s addition, our management team gains an expertise in overall risk management that will benefit us and strengthen our organization.”

Pruitt earned a bachelor’s degree from the University of Notre Dame and a law degree from Case Western Reserve University School of Law. Most recently, she served as the Assistant General Counsel and Chief Compliance Officer for 1st Source Bank in South Bend, Indiana. Previously, she practiced law with Skadden Arps, Slate, Meagher & Flom in Washington, D.C. and with Baker and Daniels in South Bend, Indiana.

Lakeland Financial Corporation is a $2.2 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley. The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Derivatives Group, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Midwest Securities Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Lehman Brothers Inc., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

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